CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Accelerated Return Notes® Linked to the Nasdaq-100 Index®, due June 28, 2013	1,630,405	$10.00	$16,304,050	$1,868.44

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-180488

The notes are being issued by Bank of America Corporation (“BAC”). There are important differences between the notes and a conventional debt security, including different investment risks. See “Risk Factors” on page TS-5 of this term sheet and beginning on page S-10 of product supplement ARN-4.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price	$10.00	$16,389,050
Underwriting discount	$0.20	$327,781
Proceeds, before expenses, to BAC	$9.80	$16,061,269

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Merrill Lynch & Co.

April 26, 2012

1,638,905 Units $10 principal amount per unit CUSIP No. 06051R840 Pricing Date April 26, 2012 Settlement Date May 3, 2012 Maturity Date June 28, 2013 Bank of America Accelerated Return Notes® Linked to the Nasdaq-100® Index Maturity of approximately 14 months 3-to-1 upside exposure to increases in the Index, subject to a capped return of 18.75% 1-to-1 downside exposure to decreases in the Index, with 100% of your investment at risk All payments at maturity subject to the credit risk of Bank of America Corporation No periodic interest payments Limited secondary market liquidity, with no exchange listing Enhanced Return

Accelerated Return Notes® Linked to the Nasdaq-100® Index, due June 28, 2013

Summary

The Accelerated Return Notes® Linked to the Nasdaq-100® Index due June 28, 2013 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BAC. The notes provide you a leveraged return, subject to a cap, if the Ending Value (as determined below) of the Nasdaq-100® Index (the “Index”) is greater than the Starting Value. If the Ending Value is less than the Starting Value, you will lose all or a portion of the principal amount of your notes.

The terms and risks of the notes are contained in this term sheet and the documents listed below (together, the “Note Prospectus”). The documents have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated below or obtained from MLPF&S by calling 1-866-500-5408:

▪	Product supplement ARN-4 dated April 2, 2012:

http://www.sec.gov/Archives/edgar/data/70858/000119312512146655/d326526d424b5.htm

▪	Series L MTN prospectus supplement dated March 30, 2012 and prospectus dated March 30, 2012:

http://www.sec.gov/Archives/edgar/data/70858/000119312512143855/d323958d424b5.htm

Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement ARN-4. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BAC.

Terms of the Notes

Issuer:	Bank of America Corporation (“BAC”)
Original Offering Price:	$10.00 per unit
Term:	Approximately 14 months
Market Measure:	The NASDAQ-100® Index (Bloomberg symbol: “NDX”), a price return index.
Starting Value:	2,725.23
Ending Value:

The average of the closing levels of the Market Measure on each scheduled calculation day occurring during the maturity valuation period. The calculation days are subject to postponement in the event of Market Disruption Events, as described on page S-25 of product supplement ARN-4.

Capped Value:	$11.875 per unit of the notes, which represents a return of 18.75% over the Original Offering Price.
Maturity Valuation Period:	June 19, 2013, June 20, 2013, June 21, 2013, June 24, 2013, and June 25, 2013.
Participation Rate:	300%
Calculation Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), a subsidiary of BAC.
Fees Charged:	The public offering price of the notes includes the underwriting discount of $0.20 per unit as listed on the cover page and an additional charge of $0.075 per unit more fully described on page TS-9.

Redemption Amount Determination

On the maturity date, you will receive a cash payment per unit determined as follows:

Accelerated Return Notes®	TS-2

Accelerated Return Notes® Linked to the Nasdaq-100® Index, due June 28, 2013

Investor Considerations

You may wish to consider an investment in the notes if:

▪	You anticipate that the Index will increase moderately from the Starting Value to the Ending Value.

▪	You are willing to risk a loss of principal and return if the Index decreases from the Starting Value to the Ending Value.

▪	You accept that the return on the notes, if any, will be capped.

▪	You are willing to forgo the interest payments that are paid on traditional interest bearing debt securities.

▪	You are willing to forego dividends or other benefits of owning the stocks included in the Index.

▪

You are willing to accept a limited market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, and the fees charged on the notes, as described on page TS-2.

▪	You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.

The notes may not be an appropriate investment for you if:

▪	You believe that the Index will decrease from the Starting Value or that it will not increase sufficiently over the term of the notes to provide you with your desired return.

▪	You seek principal protection or preservation of capital.

▪	You seek an uncapped return on your investment.

▪	You seek interest payments or other current income on your investment.

▪	You want to receive dividends or other distributions paid on the stocks included in the Index.

▪	You seek an investment for which there will be a liquid secondary market.

▪	You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Hypothetical Payout Profile

This graph reflects the returns on the notes, based on the Participation Rate of 300% and the Capped Value of $11.875. The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the stocks included in the Index, excluding dividends.

This graph has been prepared for purposes of illustration only.

Accelerated Return Notes®	TS-3

Accelerated Return Notes® Linked to the Nasdaq-100® Index, due June 28, 2013

Hypothetical Payments at Maturity

The following table and examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. The actual amount you receive and the resulting total rate of return will depend on the actual Starting Value, Ending Value, and the term of your investment.

The following table is based on a Starting Value of 100, the Participation Rate of 300% and the Capped Value of $11.875 per unit. It illustrates the effect of a range of Ending Values on the Redemption Amount per unit of the notes and the total rate of return to holders of notes. The following examples do not take into account any tax consequences from investing in the notes.

Ending Value		Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit		Total Rate of Return on the Notes
50.00		-50.00%	$5.000		-50.00%
60.00		-40.00%	$6.000		-40.00%
70.00		-30.00%	$7.000		-30.00%
80.00		-20.00%	$8.000		-20.00%
90.00		-10.00%	$9.000		-10.00%
92.00		-8.00%	$9.200		-8.00%
94.00		-6.00%	$9.400		-6.00%
96.00		-4.00%	$9.600		-4.00%
98.00		-2.00%	$9.800		-2.00%
100.00	(1)	0.00%	$10.000		0.00%
102.00		2.00%	$10.600		6.00%
104.00		4.00%	$11.200		12.00%
106.00		6.00%	$11.800		18.00%
108.00		8.00%	$11.875	(2)	18.75%
110.00		10.00%	$11.875		18.75%
120.00		20.00%	$11.875		18.75%
130.00		30.00%	$11.875		18.75%
140.00		40.00%	$11.875		18.75%
150.00		50.00%	$11.875		18.75%

(1)

The hypothetical Starting Value of 100 used in these examples has been chosen for illustrative purposes only. The actual Starting Value is 2,725.23, which was the closing level of the Market Measure on the pricing date.

(2)	The Redemption Amount per unit cannot exceed the Capped Value.

For recent actual levels of the Market Measure, see “The Index” section below. The Index is a price return index and as such the Ending Value will not include any income generated by dividends paid on the stocks included in the Index, which you would otherwise be entitled to receive if you invested in those stocks directly. In addition, all payments on the notes are subject to issuer credit risk.

Redemption Amount Calculation Examples

Example 1

The Ending Value is 80.00, or 80.00% of the Starting Value:

Starting Value: 100.00

Ending Value:   80.00

$10 ×	(80)	=	$8.000 Redemption Amount per unit
100

Example 2

The Ending Value is 103.00, or 103.00% of the Starting Value:

Starting Value: 100.00

Ending Value:  103.00

$10 +	[	$10 × 300% ×	(103 – 100)	]	=	$10.900 Redemption Amount per unit
100

Example 3

The Ending Value is 130.00, or 130.00% of the Starting Value:

Starting Value: 100.00

Ending Value:  130.00

$10 +	[	$10 × 300% ×	(130 – 100)	]	= $19.000, however, because the Redemption Amount for the notes cannot exceed the Capped Value, the Redemption Amount will be $11.875 per unit
100

Accelerated Return Notes®	TS-4

Accelerated Return Notes® Linked to the Nasdaq-100® Index, due June 28, 2013

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page S-10 of product supplement ARN-4, page S-5 of the MTN prospectus supplement, and page 8 of the prospectus identified above under “Summary.” We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪	Depending on the performance of the Index as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.

▪	Your yield may be less than the yield you could earn by owning a conventional debt security of comparable maturity.

▪

Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

▪	Your investment return, if any, is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the stocks included in the Index.

▪

If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for the notes due to, among other things, the inclusion of fees charged for developing, hedging and distributing the notes, as described on page TS-9 and various credit, market and economic factors that interrelate in complex and unpredictable ways.

▪	A trading market is not expected to develop for the notes. MLPF&S is not obligated to make a market for, or to repurchase, the notes.

▪

Our business activities as a full service financial institution, including our commercial and investment banking activities, our hedging and trading activities (including trades in shares of companies included in the Index) and any hedging and trading activities we engage in for our clients’ accounts, may affect the market value of the notes and their return and may create conflicts of interest with you.

▪	The Index sponsor may adjust the Index in a way that affects its level, and has no obligation to consider your interests.

▪

You will have no rights of a holder of the securities represented by the Index, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

▪

While we or our affiliates may from time to time own shares of companies included in the Index, we do not control any company included in the Index, and are not responsible for any disclosure made by any other company.

▪	Your return on the notes may be affected by factors affecting the international securities markets.

▪	Exchange rate movements may impact the value of the notes.

▪	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.

▪

The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Summary Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page S-45 of product supplement ARN-4.

Accelerated Return Notes®	TS-5

Accelerated Return Notes® Linked to the Nasdaq-100® Index, due June 28, 2013

The Index

All disclosures contained in this term sheet regarding the Index, including, without limitation, its make-up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by The NASDAQ OMX Group, Inc. (“NASDAQ OMX”, the “Index Sponsor”). NASDAQ OMX has no obligation to continue to publish, and may discontinue publication of, the Index. The consequences of any discontinuance of the Index are discussed in the section of the product supplement ARN-4 beginning on page S-38 entitled “Description of ARNs — Discontinuance of a Market Measure”. None of us, the calculation agent, or the selling agent accepts any responsibility for the calculation, maintenance, or publication of the Index or any successor index.

Nasdaq®, OMX®, Nasdaq-100®, and Nasdaq-100 Index® are registered trademarks of The NASDAQ OMX Group, Inc. (which, with its affiliates, is referred to as the “Corporations”) and are licensed for use in this offering by our subsidiary, MLPF&S. The notes have not been passed on by the Corporations as to their legality or suitability. The notes are not issued, endorsed, sold, or promoted by the Corporations. THE CORPORATIONS MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT TO THE NOTES.

General

The Index is intended to measure the performance of the 100 largest domestic and international non-financial securities listed on The Nasdaq Stock Market (“NASDAQ”) based on market capitalization. The Index includes companies across major industry groups, including computer hardware and software, telecommunications, retail/wholesale trade, and biotechnology. It does not contain securities of financial companies, including investment companies.

As of the pricing date, the major industry groups covered in the Index (listed according to their respective capitalization in the Index) were as follows: technology (64.92%); consumer services (17.22%); health care (10.93%); industrials (3.57%); consumer goods (1.87%); telecommunications (1.03%); and basic materials (0.45%).

The Index began trading on January 31, 1985 at a base value of 125.00. The Index is calculated and published by NASDAQ OMX. In administering the Index, NASDAQ OMX will exercise reasonable discretion as it deems appropriate.

Computation of the Index

The value of the Index equals the aggregate value of the Index share weights of each of the Index securities multiplied by each such security’s last sale price (last sale price refers to the last sale price on NASDAQ), and divided by the divisor of the Index (the “Divisor”). The Divisor serves the purpose of scaling such aggregate value to a lower order of magnitude, which is more desirable for Index reporting purposes. If trading in an Index security is halted while the market is open, the last traded price for that security is used for all index computations until trading resumes. If trading is halted before the market is open, the previous day’s last sale price is used. The formula for determining the Index value is as follows:

Aggregate Adjusted Market Value/Divisor

The Index is ordinarily calculated without regard to cash dividends on Index securities. The Index is calculated during the trading day and is disseminated every 15 seconds from 09:30:15 to 17:16:00 ET through the Nasdaq Index Dissemination ServicesSM. The closing value of the Index may change up until 17:15:00 ET due to corrections to the last sale price of the Index securities.

Underlying Stock Eligibility Criteria

Index eligibility is limited to specific security types only. The security types eligible for the Index include foreign or domestic common stocks, ordinary shares, ADRs, shares of beneficial interest or limited partnership interests, and tracking stocks. Security types not included in the Index are closed-end funds, convertible debt securities, exchange traded funds, preferred stocks, rights, warrants, units, and other derivative securities. The Index does not contain securities of investment companies. For purposes of the Index eligibility criteria, if the security is a depositary receipt representing a security of a non-U.S. issuer, then references to the “issuer” are references to the issuer of the underlying security.

Initial Eligibility Criteria

To be eligible for initial inclusion in the Index, a security must be listed on NASDAQ and meet the following criteria:

▪

the security’s U.S. listing must be exclusively on the Nasdaq Global Select Market or the Nasdaq Global Market (unless the security was dually listed on another U.S. market prior to January 1, 2004 and has continuously maintained such listing);

▪	the security must be of a non-financial company;

▪	the security may not be issued by an issuer currently in bankruptcy proceedings;

▪	the security must have an average daily trading volume of at least 200,000 shares;

▪

if the issuer of the security is organized under the laws of a jurisdiction outside the U.S., then such security must have listed options on a recognized options market in the U.S. or be eligible for listed-options trading on a recognized options market in the U.S.;

▪	only one class of security per issuer is allowed;

Accelerated Return Notes®	TS-6

Accelerated Return Notes® Linked to the Nasdaq-100® Index, due June 28, 2013

▪	the issuer of the security may not have entered into a definitive agreement or other arrangement which would likely result in the security no longer being eligible for inclusion in the Index;

▪	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn;

▪

the issuer of the security must have “seasoned” on NASDAQ or another recognized market (generally, a company is considered to be seasoned if it has been listed on a market for at least two years; in the case of spin-offs, the operating history of the spin-off will be considered); and

▪

if the security would otherwise qualify to be in the top 25% of the securities included in the Index by market capitalization for the six prior consecutive month-ends, then a one-year “seasoning” criterion would apply.

Continued Eligibility Criteria

In addition, to be eligible for continued inclusion in the Index, the following criteria apply:

▪

the security’s U.S. listing must be exclusively on the Nasdaq Global Select Market or the Nasdaq Global Market (unless the security was dually listed on another U.S. market prior to January 1, 2004 and has continuously maintained such listing);

▪	the security must be of a non-financial company;

▪	the security may not be issued by an issuer currently in bankruptcy proceedings;

▪	the security must have an average daily trading volume of at least 200,000 shares (determined annually during the ranking review process);

▪

if the issuer of the security is organized under the laws of a jurisdiction outside the U.S., then such security must have listed options on a recognized options market in the U.S. or be eligible for listed-options trading on a recognized options market in the U.S. (measured annually during the ranking review process);

▪

the security must have an adjusted market capitalization equal to or exceeding 0.10% of the aggregate adjusted market capitalization of the Index at each month-end. In the event a company does not meet this criterion for two consecutive month-ends, it will be removed from the Index effective after the close of trading on the third Friday of the following month; and

▪	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn.

Ranking Review

Except under extraordinary circumstances that may result in an interim evaluation, the composition of the Index is reviewed on an annual basis as follows (the “Ranking Review”). Securities listed on NASDAQ which meet the applicable eligibility criteria above are ranked by market value. Index-eligible securities which are already in the Index and which are ranked in the top 100 eligible securities (based on market capitalization) are retained in the Index. A security that is ranked 101 to 125 is also retained, provided that such security was ranked in the top 100 eligible securities as of the previous Ranking Review. Securities not meeting such criteria are replaced. The replacement securities chosen are those Index-eligible securities not currently in the Index that have the largest market capitalization. The data used in the ranking includes end of October NASDAQ market data and is updated for total shares, as set forth in each issuer’s SEC filings through the end of the following November. Generally, the list of annual additions and deletions is publicly announced via a press release in the early part of December. Replacements are made effective after the close of trading on the third Friday in December. Moreover, if at any time during the year an Index security is determined by NASDAQ OMX to become ineligible for continued inclusion in the Index based on the Continued Eligibility Criteria (described above), the security will be replaced with a security that has the largest market capitalization that is not currently in the Index that satisfies the Initial Eligibility Criteria listed above.

Index Maintenance

The value of the Index equals the aggregate value of the Index share weights (the “Index Shares”) of each of the Index securities multiplied by each such security’s last sale price (last sale price refers to the last sale price on NASDAQ), and divided by the Divisor of the Index. Changes in the price and/or Index Shares driven by corporate events such as stock dividends, splits, and certain spin-offs and rights issuances will be adjusted on the ex-date. If the change in total shares outstanding arising from other corporate actions is greater than or equal to 5.0%, the change will be made as soon as practicable, normally within 10 days of such action. Otherwise, if the change in total shares outstanding is less than 5.0%, then all such changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in each of March, June, September, and December. The Index Shares are derived from the security’s total shares outstanding. The Index Shares are adjusted by the same percentage amount by which the total shares outstanding have changed.

In the case of a special cash dividend, NASDAQ OMX will determine on an individual basis whether to make a change to the price and/or shares of an Index security in accordance with its Nasdaq-100® Index dividend policy. If it is determined that a change will be made, it will become effective on the ex-date. Ordinarily, whenever there is a change in Index Shares, a change in an Index security or a change to the price of an Index security due to a spinoff, rights issuance, or special cash dividend, the Divisor is adjusted to ensure that there is no discontinuity in the value of the Index, which might otherwise be caused by any such change. All changes are announced in advance and will be reflected in the Index prior to market open on the Index effective date.

The adjusted Divisor is determined as follows:

(Market Value after Adjustments/Market Value before Adjustments) X Divisor before Adjustments

Accelerated Return Notes®	TS-7

Accelerated Return Notes® Linked to the Nasdaq-100® Index, due June 28, 2013

Index Rebalancing

The Index employs an equal-dollar weighting methodology such that each security’s Index market value is rebalanced quarterly to an equal-dollar value corresponding to an equal percentage weight of the Index’s aggregate market value. Index Shares are calculated by dividing this equal-dollar value by the corresponding last sale price of the security at the close of trading on the third Friday in March, June, September, and December.

The following graph shows the monthly historical performance of the Index in the period from January 2007 through March 2012. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the closing level of the Index was 2,725.23.

This historical data on the Index is not necessarily indicative of the future performance of the Index or what the value of the notes may be. Any historical upward or downward trend in the level of the Index during any period set forth above is not an indication that the level of the Index is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels and trading pattern of the Index.

License Agreement

We have entered into a non-exclusive license agreement with NASDAQ OMX providing for the license to us and certain of our affiliated or subsidiary companies, in exchange for a fee, of the right to use indices owned and published by NASDAQ OMX (including the Index) in connection with the issuance of certain securities, including the notes. The license agreement between us and NASDAQ OMX provides that the following language be stated in this term sheet:

The notes are not sponsored, endorsed, sold, or promoted by NASDAQ OMX. NASDAQ OMX has not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the notes. NASDAQ OMX makes no representation or warranty, express or implied to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of the Index to track general stock market performance. NASDAQ OMX’s only relationship to us is in the licensing of the Nasdaq-100®, Nasdaq-100 Index®, Nasdaq®, and OMXTM trademarks or service marks, and certain trade names of NASDAQ OMX and the use of the Index, which is determined, composed, and calculated by NASDAQ OMX without regard to us or the notes. NASDAQ OMX has no obligation to take our needs or your needs into consideration in determining, composing, or calculating the Index. NASDAQ OMX is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination of the amount to be paid on the notes. NASDAQ OMX has no liability in connection with the administration, marketing, or trading of the notes.

NASDAQ OMX DOES NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE INDEX OR ANY DATA INCLUDED THEREIN. NASDAQ OMX MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY US, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN. NASDAQ OMX MAKES NO EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL NASDAQ OMX HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Accelerated Return Notes®	TS-8

Accelerated Return Notes® Linked to the Nasdaq-100® Index, due June 28, 2013

Supplement to the Plan of Distribution

We will deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units.

If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices. MLPF&S may act as principal or agent in these market-making transactions; however it is not obligated to engage in any such transactions.

Role of MLPF&S and Conflicts of Interest

MLPF&S, a broker-dealer subsidiary of BAC, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the distribution of the notes. Accordingly, offerings of the notes will conform to the requirements of Rule 5121 applicable to FINRA members. MLPF&S may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.

Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount. The public offering price includes, in addition to the underwriting discount, a charge of approximately $0.075 per unit, reflecting an estimated profit earned by MLPF&S from transactions through which the notes are structured and resulting obligations hedged. Actual profits or losses from these hedging transactions may be more or less than this amount. In entering into the hedging arrangements for the notes, we seek competitive terms and may enter into hedging transactions with MLPF&S or another of our affiliates.

All charges related to the notes, including the underwriting discount and the hedging related costs and charges, reduce the economic terms of the notes. For further information regarding these charges, our trading and hedging activities and conflicts of interest, see “Risk Factors—General Risks Relating to ARNs” beginning on page S-10 and “Use of Proceeds” on page S-22 of product supplement ARN-4.

Accelerated Return Notes®	TS-9

Accelerated Return Notes® Linked to the Nasdaq-100® Index, due June 28, 2013

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

•	There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.

•

You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as a single financial contract with respect to the Index.

•

Under this characterization and tax treatment of the notes, a U.S. Holder (as defined beginning on page 62 of the prospectus) generally will recognize capital gain or loss upon maturity or upon a sale or exchange of the notes prior to maturity. This capital gain or loss generally will be long-term capital gain or loss if you held the notes for more than one year.

•	No assurance can be given that the IRS or any court will agree with this characterization and tax treatment.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-45 of product supplement ARN-4.

Validity of the Notes

In the opinion of McGuireWoods LLP, as counsel to BAC, when the trustee has made an appropriate entry on Schedule 1 to the Master Registered Global Senior Note, dated March 30, 2012 (the “Master Note”) identifying the notes offered hereby as supplemental obligations thereunder in accordance with the instructions of BAC, and the notes have been delivered against payment therefor as contemplated in this Note Prospectus, all in accordance with the provisions of the Senior Indenture, such notes will be legal, valid and binding obligations of BAC, subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors now or hereafter in effect, and to equitable principles that may limit the right to specific enforcement of remedies, and further subject to 12 U.S.C. §1818(b)(6)(D) (or any successor statute) and any bank regulatory powers now or hereafter in effect and to the application of principles of public policy. This opinion is given as of the date hereof and is limited to the federal laws of the United States, the laws of the State of New York and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing). In addition, this opinion is subject to the assumption that the trustee’s certificate of authentication of the Master Note has been manually signed by one of the trustee’s authorized officers and to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture, the validity, binding nature and enforceability of the Senior Indenture with respect to the trustee, the legal capacity of natural persons, the genuineness of signatures, the authenticity of all documents submitted to McGuireWoods LLP as originals, the conformity to original documents of all documents submitted to McGuireWoods LLP as photocopies thereof, the authenticity of the originals of such copies and certain factual matters, all as stated in the letter of McGuireWoods LLP dated March 30, 2012, which has been filed as an exhibit to BAC’s Registration Statement relating to the notes filed with the SEC on March 30, 2012.

Accelerated Return Notes®	TS-10

Accelerated Return Notes® Linked to the Nasdaq-100® Index, due June 28, 2013

Where You Can Find More Information

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S toll-free at 1-866-500-5408.

Market-Linked Investments Classification

MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Enhanced Return Market-Linked Investment or guarantee any performance.

Enhanced Return Market-Linked Investments are short- to medium-term investments that offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept market downside risk and capped upside potential. As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.

“Accelerated Return Notes®” and “ARNs®” are our registered service marks.

Accelerated Return Notes®	TS-11